Free Writing Prospectus, dated July 6, 2022

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated July 6, 2022

Registration Statement Nos. 333-265457 and 333-265457-01

This Preliminary Term Sheet has been prepared solely for informational purposes and is not an offer to buy or sell or a solicitation of an offer to buy or sell any recovery bonds in any jurisdiction where such offer or sale is prohibited. Please read the important information and qualifications on page 2 of this Preliminary Term Sheet.

PG&E Wildfire Recovery Funding LLC

(Issuing Entity)

PRELIMINARY TERM SHEET

$3,250,000,000 Senior Secured Recovery Bonds, Series 2022-B

Issuing Entity:	PG&E Wildfire Recovery Funding LLC

Sponsor, Depositor and Initial Servicer:	Pacific Gas and Electric Company

Trustee:	The Bank of New York Mellon Trust Company, N.A.

Joint Bookrunners:	Citigroup Global Markets Inc. Barclays Capital Inc. Goldman Sachs & Co. LLC

Passive Joint Bookrunners:	BofA Securities, Inc. Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC Mizuho Securities USA LLC

Co-Managers:	AmeriVet Securities, Inc. Blaylock Van, LLC Loop Capital Markets LLC MFR Securities, Inc. R. Seelaus & Co., LLC

Expected Ratings (Moody’s/S&P):	Aaa (sf)/AAA (sf)(1)

Interest Payment Dates:	June 1 and December 1, commencing June 1, 2023

Initial Fixed Recovery Charge as a Percentage of Consumer’s Bill:

The initial fixed recovery charge for the recovery bonds offered hereby is expected to represent approximately 1.4% of the total electric bill, as of March 1, 2022, received by a 500 kWh residential consumer of PG&E. However, as described in the prospectus, the impact of the fixed recovery charges is designed to be neutral, on average, to consumers, in part due to the Customer Credit. The Customer Credit, however, will not be used to pay fixed recovery charges.

The estimated aggregate initial fixed recovery charge for (1) the recovery bonds offered hereby, (2) the 2021 Wildfire Recovery Bonds and (3) the Series 2022-A Bonds is expected to represent approximately 3.5% of the total electric bill, as of March 1, 2022, received by a 500 kWh residential consumer of PG&E.

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)	Scheduled Final Payment Date	Final Maturity Date
A-1	$510,900,000	4.99	06/01/2031	06/01/2033
A-2	$500,000,000	12.09	06/01/2037	06/01/2039
A-3	$416,700,000	16.96	06/01/2041	06/01/2043
A-4	$958,300,000	22.42	12/01/2047	12/01/2049
A-5	$864,100,000	27.94	06/01/2052	06/01/2054

	Tranche A-1	Tranche A-2	Tranche A-3	Tranche A-4	Tranche A-5
CUSIP	693342 AF4	693342 AG2	693342 AH0	693342 AJ6	693342 AK3
ISIN	US693342AF44	US693342AG27	US693342AH00	US693342AJ65	US693342AK39

Pacific Gas and Electric Company (“PG&E”) and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents PG&E and the Issuing Entity have filed with the SEC for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, PG&E, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling PG&E collect at 1-415-973-1000, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Barclays Capital Inc. toll free at 1-888-603-5847 and Goldman Sachs & Co. LLC toll-free at 1-866-471-2526.

This Preliminary Term Sheet is not required to contain all information that is required to be included in the prospectus for the securities offering to which this Preliminary Term Sheet relates. The prospectus contains material information not contained herein, and the prospective purchasers are referred to the prospectus, including the final prospectus. This Preliminary Term Sheet is not an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is not permitted.

The information in this Preliminary Term Sheet is preliminary and may be superseded by an additional term sheet provided to you prior to the time you enter into a contract of sale. This Preliminary Term Sheet is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the fixed recovery charges securing them, are subject to modification or revision (including, among other things, the possibility that one or more tranches of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. The Issuing Entity’s obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PRELIMINARY TERM SHEET IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Price and availability of the recovery bonds are subject to change without notice.

A contract of sale will come into being no sooner than the date on which the relevant tranche of the recovery bonds has been priced and the underwriters have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by the underwriters, will not create binding contractual obligations for you or the underwriters (or any other person or entity). You may withdraw your offer to purchase securities at any time prior to the underwriters’ acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this Preliminary Term Sheet is attached relating to (i) these materials not constituting an offer (or a solicitation of an offer), (ii) no representation that these materials are accurate or complete and may not be updated or (iii) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

EXPECTED SINKING FUND SCHEDULE

Semi- Annual Payment Date	Tranche A-1 Principal	Tranche A-2 Principal	Tranche A-3 Principal	Tranche A-4 Principal	Tranche A-5 Principal
06/01/2023	$30,407,756	$0	$0	$0	$0
12/01/2023	$26,138,010	$0	$0	$0	$0
06/01/2024	$26,697,362	$0	$0	$0	$0
12/01/2024	$27,268,686	$0	$0	$0	$0
06/01/2025	$27,852,237	$0	$0	$0	$0
12/01/2025	$28,448,274	$0	$0	$0	$0
06/01/2026	$29,057,067	$0	$0	$0	$0
12/01/2026	$29,678,888	$0	$0	$0	$0
06/01/2027	$30,314,016	$0	$0	$0	$0
12/01/2027	$30,962,737	$0	$0	$0	$0
06/01/2028	$31,625,339	$0	$0	$0	$0
12/01/2028	$32,302,121	$0	$0	$0	$0
06/01/2029	$32,993,387	$0	$0	$0	$0
12/01/2029	$33,699,445	$0	$0	$0	$0
06/01/2030	$34,420,613	$0	$0	$0	$0
12/01/2030	$35,157,214	$0	$0	$0	$0
06/01/2031	$23,876,848	$12,032,731	$0	$0	$0
12/01/2031	$0	$36,715,947	$0	$0	$0
06/01/2032	$0	$37,617,323	$0	$0	$0
12/01/2032	$0	$38,540,829	$0	$0	$0
06/01/2033	$0	$39,487,006	$0	$0	$0
12/01/2033	$0	$40,456,412	$0	$0	$0
06/01/2034	$0	$41,449,617	$0	$0	$0
12/01/2034	$0	$42,467,205	$0	$0	$0
06/01/2035	$0	$43,509,775	$0	$0	$0
12/01/2035	$0	$44,577,940	$0	$0	$0
06/01/2036	$0	$45,672,328	$0	$0	$0
12/01/2036	$0	$46,793,584	$0	$0	$0
06/01/2037	$0	$30,679,303	$17,263,063	$0	$0
12/01/2037	$0	$0	$49,150,425	$0	$0
06/01/2038	$0	$0	$50,445,539	$0	$0
12/01/2038	$0	$0	$51,774,778	$0	$0
06/01/2039	$0	$0	$53,139,045	$0	$0
12/01/2039	$0	$0	$54,539,257	$0	$0
06/01/2040	$0	$0	$55,976,368	$0	$0
12/01/2040	$0	$0	$57,451,344	$0	$0
06/01/2041	$0	$0	$26,960,181	$32,005,007	$0
12/01/2041	$0	$0	$0	$60,546,124	$0
06/01/2042	$0	$0	$0	$62,192,979	$0
12/01/2042	$0	$0	$0	$63,884,629	$0
06/01/2043	$0	$0	$0	$65,622,290	$0
12/01/2043	$0	$0	$0	$67,407,216	$0
06/01/2044	$0	$0	$0	$69,240,692	$0
12/01/2044	$0	$0	$0	$71,124,040	$0
06/01/2045	$0	$0	$0	$73,058,613	$0
12/01/2045	$0	$0	$0	$75,045,808	$0
06/01/2046	$0	$0	$0	$77,087,053	$0
12/01/2046	$0	$0	$0	$79,183,821	$0
06/01/2047	$0	$0	$0	$81,337,622	$0
12/01/2047	$0	$0	$0	$80,564,106	$2,985,898
06/01/2048	$0	$0	$0	$0	$85,821,819
12/01/2048	$0	$0	$0	$0	$88,134,716
06/01/2049	$0	$0	$0	$0	$90,509,947
12/01/2049	$0	$0	$0	$0	$92,949,190
06/01/2050	$0	$0	$0	$0	$95,454,170
12/01/2050	$0	$0	$0	$0	$98,026,661
06/01/2051	$0	$0	$0	$0	$100,668,479
12/01/2051	$0	$0	$0	$0	$103,381,494
06/01/2052	$0	$0	$0	$0	$106,167,626
Total Payments(2)	$510,900,000	$500,000,000	$416,700,000	$958,300,000	$864,100,000

(2)	Totals may not add up due to rounding.

EXPECTED OUTSTANDING PRINCIPAL BALANCE PER TRANCHE

Semi- Annual Payment Date	Tranche A-1 Balance	Tranche A-2 Balance	Tranche A-3 Balance	Tranche A-4 Balance	Tranche A-5 Balance
Closing Date	$510,900,000	$500,000,000	$416,700,000	$958,300,000	$864,100,000
06/01/2023	$480,492,244	$500,000,000	$416,700,000	$958,300,000	$864,100,000
12/01/2023	$454,354,234	$500,000,000	$416,700,000	$958,300,000	$864,100,000
06/01/2024	$427,656,872	$500,000,000	$416,700,000	$958,300,000	$864,100,000
12/01/2024	$400,388,186	$500,000,000	$416,700,000	$958,300,000	$864,100,000
06/01/2025	$372,535,949	$500,000,000	$416,700,000	$958,300,000	$864,100,000
12/01/2025	$344,087,675	$500,000,000	$416,700,000	$958,300,000	$864,100,000
06/01/2026	$315,030,608	$500,000,000	$416,700,000	$958,300,000	$864,100,000
12/01/2026	$285,351,720	$500,000,000	$416,700,000	$958,300,000	$864,100,000
06/01/2027	$255,037,704	$500,000,000	$416,700,000	$958,300,000	$864,100,000
12/01/2027	$224,074,967	$500,000,000	$416,700,000	$958,300,000	$864,100,000
06/01/2028	$192,449,628	$500,000,000	$416,700,000	$958,300,000	$864,100,000
12/01/2028	$160,147,507	$500,000,000	$416,700,000	$958,300,000	$864,100,000
06/01/2029	$127,154,120	$500,000,000	$416,700,000	$958,300,000	$864,100,000
12/01/2029	$93,454,675	$500,000,000	$416,700,000	$958,300,000	$864,100,000
06/01/2030	$59,034,062	$500,000,000	$416,700,000	$958,300,000	$864,100,000
12/01/2030	$23,876,848	$500,000,000	$416,700,000	$958,300,000	$864,100,000
06/01/2031	$0	$487,967,269	$416,700,000	$958,300,000	$864,100,000
12/01/2031	$0	$451,251,322	$416,700,000	$958,300,000	$864,100,000
06/01/2032	$0	$413,633,999	$416,700,000	$958,300,000	$864,100,000
12/01/2032	$0	$375,093,170	$416,700,000	$958,300,000	$864,100,000
06/01/2033	$0	$335,606,164	$416,700,000	$958,300,000	$864,100,000
12/01/2033	$0	$295,149,752	$416,700,000	$958,300,000	$864,100,000
06/01/2034	$0	$253,700,135	$416,700,000	$958,300,000	$864,100,000
12/01/2034	$0	$211,232,930	$416,700,000	$958,300,000	$864,100,000
06/01/2035	$0	$167,723,155	$416,700,000	$958,300,000	$864,100,000
12/01/2035	$0	$123,145,215	$416,700,000	$958,300,000	$864,100,000
06/01/2036	$0	$77,472,887	$416,700,000	$958,300,000	$864,100,000
12/01/2036	$0	$30,679,303	$416,700,000	$958,300,000	$864,100,000
06/01/2037	$0	$0	$399,436,937	$958,300,000	$864,100,000
12/01/2037	$0	$0	$350,286,512	$958,300,000	$864,100,000
06/01/2038	$0	$0	$299,840,973	$958,300,000	$864,100,000
12/01/2038	$0	$0	$248,066,195	$958,300,000	$864,100,000
06/01/2039	$0	$0	$194,927,150	$958,300,000	$864,100,000
12/01/2039	$0	$0	$140,387,893	$958,300,000	$864,100,000
06/01/2040	$0	$0	$84,411,525	$958,300,000	$864,100,000
12/01/2040	$0	$0	$26,960,181	$958,300,000	$864,100,000
06/01/2041	$0	$0	$0	$926,294,993	$864,100,000
12/01/2041	$0	$0	$0	$865,748,869	$864,100,000
06/01/2042	$0	$0	$0	$803,555,890	$864,100,000
12/01/2042	$0	$0	$0	$739,671,261	$864,100,000
06/01/2043	$0	$0	$0	$674,048,971	$864,100,000
12/01/2043	$0	$0	$0	$606,641,755	$864,100,000
06/01/2044	$0	$0	$0	$537,401,063	$864,100,000
12/01/2044	$0	$0	$0	$466,277,023	$864,100,000
06/01/2045	$0	$0	$0	$393,218,410	$864,100,000
12/01/2045	$0	$0	$0	$318,172,602	$864,100,000
06/01/2046	$0	$0	$0	$241,085,549	$864,100,000
12/01/2046	$0	$0	$0	$161,901,728	$864,100,000
06/01/2047	$0	$0	$0	$80,564,106	$864,100,000
12/01/2047	$0	$0	$0	$0	$861,114,102
06/01/2048	$0	$0	$0	$0	$775,292,283
12/01/2048	$0	$0	$0	$0	$687,157,567
06/01/2049	$0	$0	$0	$0	$596,647,620
12/01/2049	$0	$0	$0	$0	$503,698,430
06/01/2050	$0	$0	$0	$0	$408,244,260
12/01/2050	$0	$0	$0	$0	$310,217,599
06/01/2051	$0	$0	$0	$0	$209,549,120
12/01/2051	$0	$0	$0	$0	$106,167,626
06/01/2052	$0	$0	$0	$0	$0

WEIGHTED AVERAGE LIFE SENSITIVITY

		-5% (1.79 Standard Deviations from Mean)		-15% (5.82 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)	WAL (yrs)	Change (days)*	WAL (yrs)	Change (days)*
A-1	4.99	4.99	0	4.99	0
A-2	12.09	12.09	0	12.09	0
A-3	16.96	16.96	0	16.96	0
A-4	22.42	22.42	0	22.42	0
A-5	27.94	27.94	0	27.95	4

*	Number is rounded to whole days

For the purposes of preparing the above chart, the following assumptions, among others, have been made: (i) in relation to the initial forecast, the forecast error stays constant over the life of the recovery bonds and is equal to an overestimate of electricity consumption of 5% (1.79 standard deviations from mean) or 15% (5.82 standard deviations from mean), (ii) the servicer makes timely and accurate submissions to true-up the fixed recovery charges annually, (iii) consumer write-off rates are held constant at 0.42% and 0.08% for residential and non-residential, (iv) PG&E remits all fixed recovery charges on average 47 days and 34 days after such charges are billed to residential and non-residential consumers, respectively, (v) operating expenses are equal to projections, (vi) there is no acceleration of the final maturity date of the recovery bonds, (vii) a permanent loss of all consumers has not occurred, and (viii) the issuance date of the recovery bonds is July 20, 2022. There can be no assurance that the weighted average lives of the recovery bonds will be as shown.